Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Three and Nine Months Ended December 31, 2011

PHILADELPHIA--(BUSINESS WIRE)--January 31, 2012--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three and nine months ended December 31, 2011. During the second quarter of fiscal 2012, the Company sold its Cleo Christmas gift wrap business and is reporting the results of that business as discontinued operations.

Sales for the third quarter of fiscal 2012 decreased 2.9% to $129,240,000 from $133,089,000 in the third quarter of fiscal 2011, primarily driven by lower sales of Christmas cards which was partially offset by higher sales of all occasion products. Income from continuing operations before income taxes for the third quarter of fiscal 2012 was $18,857,000 compared to $22,759,000 in the third quarter of fiscal 2011. In the current fiscal year, the Company began to charge incentive compensation expense to the periods in which profits are generated. Due to this change, pre-tax incentive compensation expense for the third quarter of fiscal 2012 was $1,401,000 higher than the third quarter of fiscal 2011. Income from continuing operations for the third quarter of fiscal 2012 was $12,109,000, or $1.24 per diluted share, versus $14,499,000, or $1.49 per diluted share, in the third quarter of the prior fiscal year. Net income for the third quarter of fiscal 2012 was $10,978,000, or $1.13 per diluted share, versus $12,855,000, or $1.32 per diluted share, in the third quarter of fiscal 2011.

Sales for the first nine months of fiscal 2012 increased 0.8% to $323,534,000 from $320,983,000 in the first nine months of fiscal 2011, with this increase primarily driven by higher sales of all occasion products which was partially offset by lower sales of Christmas cards. Income from continuing operations before income taxes for the first nine months of fiscal 2012 was $29,677,000, which was 3.7% lower than the $30,829,000 in the prior year largely due to $1,816,000 of higher incentive compensation expense in the first nine months of fiscal 2012 compared to the same period in fiscal 2011. Income from continuing operations for the first nine months of fiscal 2012 was $18,976,000, or $1.95 per diluted share, versus $19,692,000, or $2.03 per diluted share, in the first nine months of fiscal 2011. Net income for the first nine months of fiscal 2012 was $18,894,000, or $1.94 per diluted share, versus $15,583,000, or $1.61 per diluted share, in the first nine months of the fiscal 2011. The Company’s highly seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

As previously announced, the Company, as part of a continuing review of its Cleo gift wrap business, approved a plan to close its manufacturing facility located in Memphis, Tennessee. The Company exited the Memphis facility in December 2011. The Company incurred pre-tax expenses of $2,503,000 associated with the approved plan during the third quarter of fiscal 2012. During the Company’s fiscal year ending March 31, 2012, the Company expects to incur pre-tax expenses of up to $8,500,000, which costs primarily relate to cash expenditures for facility and staff costs (approximately $6,500,000) and non-cash asset write-downs that have already been recognized (approximately $2,000,000). During the third quarter of fiscal 2012, we paid $2,408,000 of cash related to these expenses and we expect to pay the remaining cash expenditures through fiscal 2013. We also paid $883,000 in cash during fiscal 2012 relating to this plan that was expensed in fiscal 2011, and expect to pay approximately $200,000 in cash in the fourth quarter of fiscal 2012. These amounts remain subject to change due to uncertainty as to the final amount of costs related to the closure of this manufacturing facility. In our financial statements for fiscal 2012, we expect that a portion of these pre-tax expenses of $8,500,000 will be recorded in continuing operations (approximately $800,000) and the balance within discontinued operations (approximately $7,700,000). In the third quarter, the Company recorded $53,000 of these pre-tax expenses as selling, general and administrative expenses of continuing operations. The full year projected pre-tax expenses of $8,500,000 includes the $5,540,000 expensed in the first quarter, $364,000 of expense offset by the $825,000 gain on the equipment sale in the second quarter, and the $2,450,000 in discontinued operations and the $53,000 in selling, general and administrative expenses of continuing operations in the third quarter of fiscal 2012.

As previously announced in September 2011, the Company entered into an agreement for the sale of the Christmas gift wrap business and certain Cleo assets to Impact Innovations, Inc. (“Impact”). Under this agreement, Impact acquired the Christmas gift wrap portion of Cleo’s business and certain of Cleo’s assets relating to such business, including certain equipment, contract rights, customer lists, intellectual property and other intangible assets. Cleo’s remaining assets, including accounts receivable and inventory were excluded from the sale. Under this agreement, Cleo retained the right and obligation to fulfill all customer orders for Cleo Christmas gift wrap products for Christmas 2011. The purchase price was $7,500,000, of which $2,000,000 was paid to Cleo in cash at closing. The remainder of the purchase price was paid through the issuance by Impact of an unsecured subordinated promissory note, which provides for quarterly payments of interest at 7% and principal payments as follows: $500,000 on March 1, 2012; $2,500,000 on March 1, 2013; and all remaining principal and interest on March 1, 2014. This transaction resulted in a pre-tax gain to the Company of $5,849,000, which is included in loss from discontinued operations. During the fourth quarter of fiscal 2011, the Company recorded a noncash impairment charge of $11,051,000 as it determined that the fair value of the Cleo asset group was less than the carrying value.

As a result of the sale of its Cleo Christmas gift wrap business, the Company has reported Cleo operations, including the operating results of the business and all exit activities, as discontinued operations, as shown in the following table (amounts in thousands):

Discontinued Operations	Fiscal Year 2012
	First	Second	Third	First
	Quarter	Quarter	Quarter	Nine Months
Operating results	$(799)	$1,643	$708	$1,552
Exit costs	(5,540)	(364)	(2,450)	(8,354)
Exit costs - equipment sale	-	825	-	825
Gain on sale of business to Impact	-	5,849	-	5,849
Discontinued operations, before income taxes	$(6,339)	$7,953	$(1,742)	$(128)
Income tax expense (benefit)	(2,217)	2,782	(611)	(46)
Discontinued operations, net of taxes	$(4,122)	$5,171	$(1,131)	$(82)

Discontinued Operations	Fiscal Year 2011
	First	Second	Third	First
	Quarter	Quarter	Quarter	Nine Months
Operating results, before income taxes	$(624)	$(3,163)	$(2,525)	$(6,312)
Income tax (benefit)	(218)	(1,104)	(881)	(2,203)
Discontinued operations, net of taxes	$(406)	$(2,059)	$(1,644)	$(4,109)

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements reflecting the amount of cash expenditures and non-cash expenses the Company expects to incur in fiscal years 2012 and 2013 in connection with its plan to close the Memphis manufacturing facility. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s restructuring plan to close its Memphis manufacturing facility, including the risk that the cost of implementing the plan will exceed expectations, the risk that the expected benefits of the plan will not be realized and the risk that implementation of the plan will interfere with and aversely affect the Company’s operations, sales and financial performance; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2011 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three and nine months ended December 31, 2011 and 2010 and consolidated condensed balance sheets as of December 31, 2011, March 31, 2011 and December 31, 2010 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except
per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales	$129,240	$133,089	$323,534	$320,983

Costs and expenses
Cost of sales	87,662	89,394	227,758	223,748
Selling, general and administrative expenses	22,446	20,585	65,533	65,471
Interest expense, net	73	425	227	1,018
Other expense (income), net	202	(74)	339	(84)
	110,383	110,330	293,857	290,153

Income from continuing operations before income taxes	18,857	22,759	29,677	30,829

Income tax expense	6,748	8,260	10,701	11,137

Income from continuing operations	12,109	14,499	18,976	19,692

Loss from discontinued operations, net of tax	(1,131)	(1,644)	(82)	(4,109)

Net income	$10,978	$12,855	$18,894	$15,583

Net income (loss) per common share
Basic:
Continuing operations	$1.25	$1.49	$1.95	$2.03
Discontinued operations	$(0.12)	$(0.17)	$(0.01)	$(0.42)
Total	$1.13	$1.32	$1.94	$1.61

Diluted:
Continuing operations	$1.24	$1.49	$1.95	$2.03
Discontinued operations	$(0.12)	$(0.17)	$(0.01)	$(0.42)
Total	$1.13	$1.32	$1.94	$1.61

Weighted average shares outstanding
Basic	9,723	9,703	9,733	9,694
Diluted	9,732	9,714	9,739	9,706

Cash dividends per share of common stock	$0.15	$0.15	$0.45	$0.45

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	March 31,	December 31,
	2011	2011	2010
Assets

Current assets
Cash and cash equivalents	$10,489	$48,577	$4,704
Accounts receivable, net	107,808	42,411	113,121
Inventories	74,005	69,093	68,171
Deferred income taxes	3,751	4,051	5,102
Other current assets	13,529	13,268	12,580
Current assets of discontinued operations	13,900	14,914	41,003

Total current assets	223,482	192,314	244,681

PROPERTY, PLANT AND EQUIPMENT, NET	30,138	32,345	37,333

DEFERRED INCOME TAXES	4,633	8,854	4,767

OTHER ASSETS
Goodwill	17,233	17,233	17,233
Intangible assets, net	30,129	31,408	31,962
Other	9,316	4,769	3,880
Long-term assets of discontinued operations	-	-	7,332

Total other assets	56,678	53,410	60,407

Total assets	$314,931	$286,923	$347,188

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term debt	$-	$-	$33,300
Current portion of long-term debt	-	66	166
Accrued customer programs	6,149	4,279	8,558
Other current liabilities	47,757	38,245	46,422
Current liabilities of discontinued operations	5,680	3,910	7,515

Total current liabilities	59,586	46,500	95,961

LONG-TERM OBLIGATIONS	4,556	4,764	4,970

STOCKHOLDERS' EQUITY	250,789	235,659	246,257

Total liabilities and stockholders' equity	$314,931	$286,923	$347,188

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
215-569-9900